Exhibit 10.13

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (this “Agreement”) is being entered into by and between Cambridge Trust Company, a Massachusetts-chartered trust company (the “Company”), Cambridge Bancorp, a Massachusetts corporation (“Cambridge”), and Thomas J. Fontaine (“Employee”). The Company, Cambridge and Employee may hereafter be referred to individually as a “Party” or collectively as the “Parties.”

WHEREAS, Employee is currently serving as the Company’s Chief Banking Officer, President of the Cambridge Trust Charitable Foundation (“Foundation”) and a member of the boards of directors of the Company and Cambridge (collectively the “Board”);

WHEREAS, Employee will be separating from employment with the Company on December 31, 2022. In addition as of December 31, 2022, Employee will resign his position as President of the Foundation and a director of the Board;

WHEREAS, the Company and Employee are parties to the Company’s standard Employee Proprietary Information and Restrictive Covenants Agreement (the “NDA”), the Cambridge Trust Company Supplemental Retirement Agreement dated December 5, 2019 (“DC SERP”), a Life Insurance Endorsement Method Split Dollar Plan Agreement effective December 19, 2001 and a Joint Beneficiary Designation Agreement effective January 17, 2006 (collectively, the “BOLI Agreements”) and certain performance share unit agreements and restricted stock unit agreements (collectively the “Equity Incentive Agreements”);

WHEREAS, the purpose of this Transition Agreement is, in part, to establish transition benefits payable to Employee following his separation from service from the Company, Cambridge and Foundation; and

WHEREAS, Employee acknowledges that he is receiving benefits under the terms of this Agreement that he would not otherwise be entitled to under his existing agreements with the Company, including but not limited to the Equity Incentive Agreements and DC SERP.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.
Transition Date; Accrued Benefits.
(a)
Employee’s employment with the Company will terminate effective December 31, 2022 (the “Transition Date”).
(b)
In connection with his separation from service with the Company and Cambridge, Employee will resign all officer positions with the Company and Cambridge and will resign from his position as President of the Foundation and as a member of the Board effective as of December 31, 2022 or such earlier date agreed to by the Parties. Employee agrees to sign separate resignation letters or other evidence of resignation if and as requested by the Company or Cambridge.
(c)
Employee understands that whether or not Employee executes this Agreement and to the extent not already paid or provided: (i) Employee shall receive his current base salary through the Transition Date; (ii) Employee shall receive a cash payment equal to his accrued and unused vacation leave as of his Transition Date, subject to the terms and limits of the Company policy; (iii) Employee shall be entitled to any fully vested and non-forfeitable benefits under the terms and conditions of applicable benefit plans or programs as of the Transition Date (including without limitation, vested benefits under the Equity Incentive Agreements, BOLI Agreements and DC SERP); (iv) Employee shall be entitled to elect, at his expense, continuation of medical and dental insurance following the Transition Date to the extent Employee is eligible under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar law, and to convert any other insurance to an individual policy(ies) at Employee’s expense to the extent Employee has such right under the terms of the applicable insurance plan(s); and (v) Employee shall be reimbursed for approved expenses that Employee has submitted in Employee’s final expense report, if any, and that the Company determines are reimbursable under applicable Company policies and procedures, and Employee acknowledges that the Company does not owe him any other expense reimbursements. Employee’s final expense report must be submitted to the Company within three (3) business days following the Transition Date.

As of the Transition Date, all salary payments to Employee will cease and any benefits Employee had as of the Transition Date under Company or Cambridge provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement. Other than the accrued obligations noted above, Employee will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company, Cambridge or the Foundation following the Transition Date, other than as set forth in the Equity Incentive Agreements, BOLI Agreements, DC SERP and any tax-qualified plan sponsored by Cambridge or the Company in which the Employee is a participant as of the Transition Date.

2.
Transition Benefits.

In exchange for Employee executing, delivering and not revoking this Agreement and the Bring-Down Release described below and Employee complying with their terms, including continued compliance with the Restrictive Covenants, Employee shall be provided with the following “Transition Benefits”:

(a) The Company shall continue to pay Employee his base salary, subject to applicable withholdings, for one year following the Transition Date, payable on Cambridge’s regularly scheduled payroll dates, provided that the first payment will not be made until the first regularly scheduled payroll date following the Bring-Down Release Effective Date (as defined in Section 12) of this Agreement, and will include any payments that otherwise would have been paid between the Transition Date and the Bring-Down Release Effective Date.

(b) Should any annual bonus payments be made for calendar year 2022, Employee will be eligible to receive a bonus payment in the amount, if any, that he would have received had he remained employed with the Company and Cambridge through the date on which the Company pays such bonuses, based on the Board’s determination, in its sole discretion. The Board shall exercise its discretion after considering both Employee’s individual performance and the Company’s overall corporate performance. (For the avoidance of doubt, Executive is currently eligible for a target annual bonus of 50% of his current base salary, but such bonus, if any, may be higher or lower in the Board’s sole discretion.) Any payment made pursuant to this Section 2(b) shall be subject to applicable taxes and withholdings, and made to Employee in accordance with Cambridge’s regularly scheduled payroll at the same time that the Company pays such bonuses to active and similarly situated executives who are eligible to receive such payments, but by no later than March 15, 2023.

(c) If Employee elects to continue medical and dental insurance following the Transition Date under COBRA, the Company shall continue to pay the employer-paid portion of Employee’s, and as applicable,

his dependents’ COBRA premiums for a period of twelve (12) months following the Transition Date; provided, however, that in the event Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, such subsidization of COBRA continuation coverage by the Company shall immediately cease.

Employee acknowledges and agrees that the payments and benefits referred to in Section 1(c) of this Agreement represent all compensation and benefits due and owing to Employee as a result of Employee’s service with the Company, Cambridge and the Foundation. Employee further agrees that the Transition Benefits referred to in this Section 2 are consideration for Employee’s promises contained in this Agreement and that the Transition Benefits are above and beyond any wages, salary, or other sums or benefits to which Employee is entitled from the Company, Cambridge and/or the Foundation under the terms of Employee’s employment or any other source of entitlement.

3.
General Release.

Employee on his own behalf and on the behalf of his agents, heirs, executors, administrators, representatives, attorneys, successors and assigns, hereby releases and forever discharges the Company, Cambridge, the Foundation, and any and all of their respective past, present, or future affiliates, components, sections, entities to whom they provide services, benefit plans, officers, directors, members, employees, agents, counsel, consultants, contractors, successors and assigns (the “Releasees”), from any and all complaints, claims, demands, damages, lawsuits, and causes of action, whether known, unknown or unforeseen, arising out of or in connection with any event, transaction or matter occurring or existing on or before the date of Employee’s execution of this Agreement, which Employee has or may have against any of them for any reason whatsoever in law or in equity, under federal, state, local or other law, whether the same be based upon a statutory, common-law, or administrative claim, contract, tort or other basis, including without limitation any and all claims arising from or relating to his employment or the termination of his employment; any and all claims relating to wages, bonuses, other compensation, expenses, benefits, leave, discrimination, harassment or retaliation or other wrongful conduct; and any and all claims relating to any employment contract, express or implied. Without limiting the generality of the foregoing, this release covers any and all claims under the Civil Rights Acts of 1866 and 1964, the Americans with Disabilities Act, the Equal Pay Act, the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq. (“ADEA”)), Older Workers Benefit Protection Act, the National Labor Relations Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Wage Act, the Massachusetts Civil Rights Act, and the Massachusetts Equal Rights Act, all as amended, and any other federal, state or local statutes related to employment. This release covers both claims Employee knows about and those Employee may not know about, but it does not waive or release any claims or rights that arise after Employee executes this Agreement. Employee agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking monetary recovery or other relief for Employee based on any claims that are lawfully released in this Agreement, and Employee represents and warrants that no such claims are pending. Employee further hereby irrevocably and unconditionally waives any and all rights to recover, and will not accept, any monetary or other relief for Employee concerning the claims that are lawfully released in this Section. Notwithstanding the foregoing, Employee are not releasing (a) any right to enforce this Agreement or (b) any claims for unemployment compensation, workers compensation benefits or other rights or claims that may not be released by this Agreement as a matter of law. Employee shall not make any statement, publicly or privately, disparaging any of the Releases or their business practices.

Notwithstanding the generality of the foregoing Release, nothing herein constitutes a release or waiver by Employee of, or prevents Employee from making or asserting: (i) any claim or right Employee may have under COBRA; (ii) any claim or right Employee may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim for indemnity under the Company’s certificate of incorporation and bylaws or to coverage under any directors’ and officers’ insurance policies; (v) any medical claim incurred during Employee’s employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the execution of this Agreement; (vii) any claim or right that is not otherwise able to be waived under applicable law.

In addition, nothing herein shall prevent Employee from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with Employee’s ability to participate in any investigation or proceeding conducted by such agency; provided, however, that Employee hereby waives any right to recover monetary damages or any other form of personal relief from the Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in this Agreement.

4.
No Admission. The Parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either of them or any of the other Releasees.
5.
Confidential and/or Proprietary Information. Employee acknowledge that during employment, Employee learned and came into contact with certain confidential and/or proprietary information and trade secrets of the Company, Cambridge, and their respective affiliates and subsidiaries (collectively, “Confidential Information”). Employee acknowledges that Confidential Information includes, without limitation, trade secrets, client lists and information, personnel information, financial data, long range or short range plans, or other data and information concerning the Company or its affairs that the Company has not previously disclosed to the public, and any confidential information of others provided to the Company. Confidential Information includes information in any form, whether tangible or intangible, including without limitation all notes, records, drawings, handbooks, manuals, policies, contracts, memoranda, other documents, software, electronic files, discs, drives, other electronic data and tapes. Employee agrees that Confidential Information is and shall remain the exclusive property of the Company, and Employee shall not disclose to any person or entity, use for his own benefit, copy, or make notes of any Confidential Information, except as and only to the extent expressly authorized by an officer of the Company, in writing.
6.
Return of Information and Property. By or before the Transition Date, or earlier upon the request of the Company, Employee agrees to and represents he has returned to the Company all information, property, and supplies belonging to the Company, including without limitation any keys, laptop, computer and related equipment, cell phone, security card, corporate credit card, and the originals and all copies of all files, materials, or documents (whether in tangible or electronic form) containing proprietary or Confidential Information or otherwise relating to the Company’s business, as well as any log-in credentials needed to access websites or accounts relating to the Company’s business..
7.
Restrictive Covenants. Employee agrees that he remains subject to the terms of the restrictive covenants in the NDA as well as any other restrictive covenants and agreements entered into in connection with Employee’s equity awards and the DC SERP (the “Restrictive Covenants”) and that all such Restrictive Covenants survive Employee’s termination of employment.
8.
Non-Disclosure of Agreement. Employee agrees to keep confidential and not disclose the existence and terms of this Agreement, except (i) as authorized in writing by an officer of the Company; (ii) to his attorneys as may be necessary to secure advice concerning this Agreement; (iii) to his tax advisors as may be necessary for the preparation of tax returns or other reports required by law; or (iv) to members of his immediate family. Employee further agrees that prior to disclosing such information under parts (ii), (iii) or (iv) of this subsection, Employee will inform the recipients that they are bound by these confidentiality limitations, and subsequent disclosure of such information by any such recipient shall be deemed to be a disclosure by Employee in breach of this Agreement.

9. Non-disparagement. Employee agrees that he will not make any oral or written statement or take any other action that disparages or criticizes the Company, Cambridge, their employees, directors, or management practices, that damages or could damage the Company’s good reputation, or that impairs its normal operations. Employee understands that this non-disparagement provision does not apply on occasions when he is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully; to conduct otherwise protected by the Sarbanes-Oxley Act; or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. Employee also understands that the foregoing non-disparagement provision does not apply on occasions when Employee provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this non-disparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate Employee with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law. In addition, nothing in this provision is intended to require Employee to provide notice to the Company or its attorneys before reporting any possible violations of federal law or regulation to any governmental agency or entity (“Whistleblower Disclosures”), and Employee is not required to notify the Company or its attorneys that Employee has made any such Whistleblower Disclosures. Employee understands that the foregoing does not apply to discussions and information Employee provides to his attorney, immediate family members, or financial advisors, all of whom Employee agrees to instruct to keep discussions and information confidential and or to make disclosures only as required by law. The Company agrees that it will notify its Board of Directors and senior executives not to knowingly make any oral or written statement that disparages the Employee.

10. Rights Not Subject to Limitation. Notwithstanding Sections 3, 5, and 8 or any other provision of this Agreement, this Agreement does not limit any right Employee or the Company may have: (a) to provide any information in response to a valid subpoena, court order, other legal process or as otherwise required to be provided by law; (b) to participate in an investigation or proceeding conducted by a federal, state or local government agency (collectively “Government Agency”) authorized to enforce or administer laws within the Agency’s jurisdiction, including any laws against unlawful conduct, including discrimination, or to otherwise provide information to or file a charge with such a Government Agency; (c) receive a reward paid by the Securities and Exchange Commission for providing information; or (d) to exercise any other right to the extent such right as a matter of law may not be limited by this Agreement; provided that Section 3 of this Agreement does waive any right of Employee to seek, recover or accept any monetary payments or other individual relief connected to any Government Agency proceeding or any other action related to claims that are lawfully released in this Agreement. Employee acknowledges that pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

11. Acknowledgment and Affirmations.

(d)
Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Releasees (excepting any whistleblower claim that Employee is not legally required to disclose).

(e)
Employee also affirms that Employee has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement.
(f)
Employee acknowledges that Section 3 of this Agreement contains a release of any and all claims Employee may have under the Massachusetts Wage Act and that this Agreement is intended to resolve any and all disputes related to wages, commissions, or other compensation.
(g)
Employee affirms that Employee has been granted any leave to which Employee was entitled from Employer under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
(h)
Employee further affirms that Employee has no known workplace injuries or occupational diseases.
(i)
Employee also affirms that Employee has not divulged any financial, proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies, Employee’s agreement(s) with Employer and/or any applicable common law. This Agreement does not limit Employee from providing any documents to the U.S. Securities and Exchange Commission as part of a whistleblower action and/or a report of possible violations of any federal securities law.
(j)
Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer, its officers or any other Releasees identified in this Agreement, including any allegations of corporate fraud.

12. Consideration Period. Since Employee is 40 years of age or older, he is hereby informed that he has or may have specific rights and/or claims under the ADEA.

(a) Employee acknowledges that he has been given at least twenty-one (21) days to consider this Transition Agreement, and that he is advised to consult with an attorney of his own choosing prior to signing this Transition Agreement. If Employee wishes to accept the terms of this Agreement, he must sign and return the Agreement to Pilar Pueyo via email at pilar.pueyo@cambridgetrust.com or by overnight delivery to Ms. Pueyo at 78 Blanchard Road, 4th Floor, Burlington, MA 02451 by no later than December 14, 2022.

(b) Employee is hereby advised that he may revoke his agreement for a period of seven (7) days after he signs it, and the release provided in Section 3 shall not be effective or enforceable until the expiration of such seven (7) day revocation period. The consideration period will not be affected or extended by any revisions, whether material or immaterial, that have been, or in the future might be, made to this Transition Agreement.

(c ) Employee understands that any rights or claims under the ADEA which may arise after the date this Transition Agreement is executed are not waived by him.

(d) Employee acknowledges that he has carefully read and fully understands all of the provisions of this Transition Agreement, and he knowingly and voluntarily agrees to all of the terms set forth in this Transition Agreement.

(e) In entering into this Transition Agreement, Employee is not relying on any representation, promise or inducement made by the Releasees or their attorneys with the exception of those promises described in this document.

(f) If Employee signs this Agreement prior to the end of the consideration period, he has done so voluntarily and has seven (7) calendar days after executing this Agreement to revoke it by providing written notice of revocation either via email to Pilar Pueyo at pilar.pueyo@cambridgetrust.com or by overnight delivery to Ms. Pueyo at 78 Blanchard Road, 4th Floor, Burlington, MA 02451 no later than 11:59 p.m. on the seventh (7th) calendar date after Employee has signed this Agreement. Employee further understand that if he revokes this Agreement, it shall be null and void and of no force or effect on either Employee or the Company. This Agreement is not effective or enforceable until after the seven (7)-day period expires without revocation (the “Effective Date”), and the Company’s promises under this Agreement will arise only after this time. Further, as detailed in Section 15 below, the Company’s obligation to provide Employee with the benefits described in Section 2 of this Agreement will arise only after the Bring-Down Release Effective Date.

13. Additional Provisions.

(k)
The Parties represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement, other than those contained in this Agreement, made by the other Party or their respective agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement and may not be altered or amended except by an instrument in writing signed by both Parties.
(l)
Neither the waiver by either Party of a breach of or default under any of the provisions of this Agreement, nor the failure of such Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, unenforceable or otherwise in conflict with law, the validity of the remaining parts, terms or provisions shall not be affected, provided that if a court finds that the release language is unenforceable, the Parties shall, in good faith, rewrite (or, if they cannot agree, ask the court to rewrite) the offending language to cure the defect in a reasonable manner that maintains the intended status quo as closely as possible. This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties, and their respective successors, heirs, and assigns, provided that this Agreement may not be assigned by Employee without the Company’s written consent.
(m)
This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for the breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If the general release language is found to be illegal or unenforceable, Employee agrees to execute a binding replacement release.
(n)
This Agreement may be executed electronically and may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same written agreement, which shall be binding and effective as to all Parties.

14. Section 409A. It is intended that all payments made under the terms of this Transition Agreement come within exceptions to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) as short-term deferrals or as payments of separation pay upon an involuntary separation of service. The Transition Agreement and all related documents shall be interpreted and administered in accordance with that intention. However, if any amount payable under this Transition Agreement is determined to be subject to Section 409A then such payments shall be administered in accordance with Section 409A, provided that the Company and Cambridge shall not be liable for any failures under this Section 12 that result in any taxes or other amounts due under the terms of Section 409A. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A. To the extent that any payment or benefit described in this Transition Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h). To the extent any amount subject to Section 409A is to be paid or provided to the Employee in connection with a separation from service at a time when he is considered a specified employee within the meaning of Section 409A then such payment shall not be made until the date that is six months and one day following such separation from service, or in a lump sum upon his earlier death.

15. Bring-down Release. Employee agrees to extend (the “Extension”) his release and waiver of claims hereunder (and the related representations, acknowledgements, and covenants as set forth herein) effective as of his last day of employment with the Company (the “Bring-Down Release”), in each case, to include all claims not otherwise excluded from such release arising through and including his last day of employment. The Extension shall be effected by Employee re-executing (but not earlier than his last day of employment with the Company) the signature page to this Agreement where indicated (such date of re-execution, the “Bring-Down Release Effective Date”). The Company’s promises under this Agreement, including but not limited to its obligation to provide Employee with the benefits described in Section 2 of this Agreement will arise only after the Bring-Down Release Effective Date.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS HEREOF, THE PARTIES HAVE AGREED AND AFFIXED THEIR SIGNATURES BELOW:

CAMBRIDGE TRUST COMPANY

By: /s/ Pilar Pueyo	Date: 12/9/2022

CAMBRIDGE BANCORP

By: /s/ Michael Carotenuto	Date: 12/9/2022

EMPLOYEE

/s/ Thomas J. Fontaine	Date: 12/9/2022
Thomas J. Fontaine

BRING-DOWN RELEASE

/s/ Thomas J. Fontaine	Date: 12/9/2022
Thomas J. Fontaine